Ex. 10(5)

          Assurance Agreement , dated as of June 27, 2005 (this “Agreement”), by American International Group, Inc., a Delaware corporation (“AIG”), in favor of each Eligible Employee (as defined below).

Recitals

          A. The Covered Payments. C.V. Starr & Co., Inc. (“Starr”) has historically offered members of AIG’s senior management the opportunity to purchase shares of its common stock. The payments owed by Starr in respect of which a notice of redemption or repurchase of “Covered Stock” (as defined below) has been given in accordance with Starr’s Amended and Restated Stockholders Agreement, dated as of July 16, 2002, its Certificate of Incorporation and its By-Laws, each as in effect December 31, 2004 (the “Governing Documents”), are referred to in this Agreement, collectively, as the “Covered Payments”.

          B. The Eligible Employees. AIG has determined, subject to the conditions set forth in this Agreement, to assure each person who was as of May 18, 2005 both (1) a stockholder of Starr and (2) an employee of AIG or its subsidiaries (each, an “Eligible Employee”) that all Covered Payments are promptly paid to the Eligible Employee.

          Now, Therefore , AIG agrees as follows, intending to be legally bound:

          1. Assurance of Payment. AIG agrees to make any Covered Payment to any Eligible Employee that is not promptly paid by Starr as required by the express terms of the Governing Documents, subject to the conditions set forth in Section 2 and the terms of this Agreement. The agreement to make the payments described in this Section 1 is irrevocable.

          2. Conditions. AIG’s obligation to make the payments contemplated by Section 1 is subject to the following conditions:

     (a) For purposes of this Agreement, “Covered Stock” shall mean all Covered Stock (as defined in Governing Documents) owned by an Eligible Employee on May 18, 2005 and all subsequent dividends of preferred stock that would constitute such Covered Stock made by Starr consistent with past practice as determined by the Compensation Committee of the Board of Directors of AIG (the “Compensation Committee”);

     (b) The obligation will apply only to the Covered Payments owed under the express terms of the Governing Documents as in effect on December 31, 2004, without giving effect to any subsequent modification, waiver or amendment or action or inaction by the directors or stockholders of Starr, in each case not approved by the Compensation Committee;

     (c) The obligation will apply only to payments to an Eligible Employee who is not terminated by AIG for cause, as determined by the Compensation Committee; and

     (d) The Eligible Employee shall agree to take all actions reasonably requested by the AIG to subrogate AIG to his or her rights against Starr for any payment made by AIG. Without limiting the generality of the preceding sentence, each Eligible Employee shall be required to agree, before receiving a payment pursuant to Section 1, that he or she will repay the payment if the underlying obligation is ultimately satisfied by Starr.

          3. Nature of Obligations. This Agreement shall remain in full force and effect and shall be binding on AIG, its successors and assigns until all Covered Payments owed to Eligible Employees under the express terms of the Governing Documents have been made in full. In the event that any payment to an Eligible Employee in respect of a Covered Payment is rescinded or must otherwise be returned for any reason whatsoever, AIG shall remain liable under this Agreement with respect to payment as if it had not been made. AIG reserves the right to assert any and all defenses that Starr may have to any payment.

          4. Subrogation. On making any payment under Section 1, AIG shall be subrogated to the rights of the Eligible Employee against Starr with respect to the underlying obligations of Starr.

          5. Administration of this Agreement.

     (a) This Agreement shall be administered by the Compensation Committee. Actions of the Compensation Committee may be taken by the vote of a majority of its members. The Compensation Committee may allocate among its members and delegate to any person who is not a member of the Compensation Committee any of its responsibilities and, unless the context otherwise requires, all references to the Compensation Committee in this Agreement shall include any member or person so allocated or delegated.

     (b) All decisions, writings and actions under this Agreement shall be subject to the approval to the Compensation Committee in its sole and absolute discretion. Without limiting the generality of the foregoing, the Compensation Committee shall have power to interpret this Agreement, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration (including whether a dividend of preferred stock by Starr is consistent with past practice as contemplated by Section 2(a) and whether an Eligible Employee has been terminated for cause, as contemplated by Section 2(c)), all of which shall be final, binding and conclusive.

     (c) No member of the Board of Directors of AIG or the Compensation Committee or any employee of AIG (each such person a “Covered Person”) shall have any liability to any person (including any Eligible Employee) for any action taken or omitted to be taken or any determination made in good faith with respect to this Agreement or any Eligible Employee’s rights under it. Each Covered Person shall be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG shall have sole control over such defense with counsel of AIG’s choice. The foregoing right indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

     (d) If the Compensation Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the making of any payment under this Agreement, or the taking of any other action thereunder (each such action, an “Agreement Action”), then such Agreement Action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Compensation Committee. The term “consent” as used in this Section 5(d) includes (1) any and all other consents, clearances and approvals in respect of an Agreement Action by any governmental or other regulatory body or authority and (2) any and all consents required by the Compensation Committee.

     (e) The Compensation Committee’s determinations under the Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, benefits under the Agreement (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Compensation Committee shall be entitled, among other things, to make non-uniform and selective determinations as to whether an Eligible Employee has been terminated for cause.

     (f) Any payments under this Agreement shall not be required to be taken into account in computing the amount of salary or compensation of any Eligible Employee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of AIG or any of its subsidiaries or under any agreement with any Eligible Employee, unless AIG specifically provides otherwise.

     (g) Any rights or expectancy thereof which an Eligible Employee may receive pursuant to this Agreement shall not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. AIG may withhold from any payment under this Agreement any taxes or other amounts that are required to be withheld under any law, rule or regulation.

     (h) As used in this Agreement, the references to Starr include any successor to Starr approved by the Compensation Committee. If any Eligible Employee agrees with Starr to a reduced payment relative to his or her Covered Payments, AIG’s obligations under this Agreement shall be reduced accordingly.

     6. Governing Law; Submission to Exclusive Jurisdiction.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     (b) Any dispute arising out of or in relation to this Agreement of whatsoever nature and howsoever arising shall be submitted to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York and such determination shall be made by reference to the laws of the State of New York. By seeking or accepting any payment or benefit under this Agreement each Eligible Employee irrevocably submits to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Agreement. No Eligible Employee shall be entitled to any payment or benefit under this Agreement if he or she challenges such exclusive jurisdiction or the fact that the forum designated by this Section 6(b) has a reasonable relation to this Agreement and to such Eligible Employee’s relationship with AIG.

          In Witness Whereof , this Agreement has been duly executed and delivered by AIG as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

	By	/s/ Martin J. Sullivan
/s/ Martin J. Sullivan
	Name:	Martin J. Sullivan
	Title :	President and Chief Executive Officer